EXHBIT 99.1

Rosetta Resources Inc. Announces 2012 Capital Budget and Guidance and Updates Status of Montana Drilling Program

Company plans to spend $640 million next year to expand development of its Eagle Ford shale assets; announces initial horizontal well results in Southern Alberta Basin.

HOUSTON, December 12, 2011 (GlobeNewswire via COMTEX News Network) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced its Board of Directors has approved a 2012 capital budget of $640 million. Approximately $590 million, or more than 90 percent, will be spent for activities in the liquids-rich window of the Eagle Ford shale in South Texas, the largest producing area in the Company's portfolio. This capital expenditure program will be funded from internally-generated cash flow supplemented by borrowings under its current credit facility. In addition, the Company released the first horizontal well results from its exploratory program in the Southern Alberta Basin.

“Our 2012 budget reflects the continuing success of our Eagle Ford program that has resulted in strong growth in production and reserves while generating significant returns on our investments. More than 50 percent of our current production is now associated with liquids, lowering our cost structure and delivering increased cash margin performance.  Our primary focus remains the evaluation and development of our Eagle Ford assets which we expect to deliver production increases of approximately 40 percent in 2012,” said Randy Limbacher, chairman, chief executive officer and president. “Regarding our plans in the Southern Alberta Basin, Rosetta’s exploration program is a complex play with limited service infrastructure that will take time for the industry to completely understand and develop.  We will complete our current horizontal drilling program and adjust our exploratory efforts and spending to reflect those results and hold our position for future optionality.”

Rosetta’s 2012 capital program includes a four-rig program in the Eagle Ford shale and the completion of 60 new wells, located both in the Gates Ranch area as well as new sections in the liquids window of the play. During 2011, Rosetta completed 45 wells in the Eagle Ford area.  The Company's total exit rate for the year is expected to be approximately 195 million cubic feet equivalent per day (“MMcfe/d”). In January 2012, Eagle Ford firm gross wet gas capacity of 160 million cubic feet per day (“MMcf/d”) will become available allowing Rosetta to move 216 MMcfe/d of net Eagle Ford volumes on a firm basis.  By mid-year 2012, the Company’s net Eagle Ford firm capacity will increase to 263 MMcfe/d.

The 2012 budget allocates approximately five percent of funds for evaluation of the Southern Alberta Basin.  Rosetta continues to implement the previously announced seven-well horizontal drilling program to test the economic potential in the Banff, Bakken, and Three Forks reservoirs across its approximately 300,000 net acre position in northwestern Montana.  To date, the Company has successfully drilled four of the seven horizontal wells with the remaining three scheduled to be drilled in early 2012.  Two of the four wells drilled to date have been completed in the Middle Bakken and have tested at stabilized rates of 154 barrels of oil equivalent per day (“BOE/d”) and 104 BOE/d.  Completion operations continue on the third well.  The remaining four horizontal completions will be tested during the first half of 2012.

Guidance

Based on the approved capital level, Rosetta expects full year 2012 production guidance to range from 220 – 240 MMcfe/d.  The projected 2012 exit rate is anticipated to range from 250 – 280 MMcfe/d, including liquids production of 24,000 – 27,000 barrels per day (“Bbls/d”).

Rosetta also expects approximately a 30 percent decline in unit lifting costs in 2012. Total lifting costs, including direct LOE, workover expenses, insurance, and ad valorem tax, are anticipated to range from $0.42 – $0.46 per Mcfe in 2012.  A summary of the Company’s cost per unit expense guidance for full year 2012 is outlined in the attached table.

Hedging Update

Rosetta recently placed additional hedges for its 2012 crude oil and NGL production. The Company added hedges for 600 Bbls/d of oil for a total of 5,600 Bbls/d of 2012 oil production with collars at an average floor price of $79.12 per barrel and an average ceiling price of $115.41 per barrel.  Rosetta also added 2,750 Bbls/d of NGLs for a total of 4,700 Bbls/d of NGLs with fixed price swaps at an average price of $63.77 per barrel for 2012, excluding the ethane component.  Natural gas hedges for 2012 and all 2013 hedges are unchanged.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States of America.  The Company’s activities are primarily located in South Texas, including its largest producing region in the Eagle Ford shale and in the Southern Alberta Basin in northwest Montana.  The Company is a Delaware Corporation based in Houston, Texas.

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Investor Contact:

John Hagale
Executive Vice President, Chief Financial Officer and Treasurer
Rosetta Resources Inc.
(713) 335-4105
hagalej@rosettaresources.com

 Rosetta Resources Inc.
Summary of Expense Guidance
(Average Costs per Mcfe)

	2012 Full Year
	(Guidance Range)
Direct Lease Operating Expense	$ 0.25	-	$ 0.28
Workover Expenses	0.01	-	0.01
Insurance	0.03	-	0.03
Ad valorem Tax	0.13	-	0.14
Production Taxes	0.24	-	0.26
Treating, Transportation and Marketing	0.63	-	0.69
G&A, excluding stock-based compensation	0.50	-	0.55
Interest Expense	0.25	-	0.28
DD&A	1.85	-	1.95